EXHIBIT 4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

August 1, 2012

among

FISERV, INC.

The Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

and

SUNTRUST BANK, SUMITOMO MITSUI BANKING CORPORATION,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, PNC BANK, NATIONAL ASSOCIATION and

RBS CITIZENS, NATIONAL ASSOCIATION

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)

Page
SCHEDULES:

Schedule 2.01	— Commitments
Schedule 2.02	— Mandatory Cost
Schedule 2.06	— Existing Letters of Credit
Schedule 3.04	— List of Litigation
Schedule 3.11	— List of Environmental Matters
Schedule 3.13	— List of Material Subsidiaries; Capital Stock
Schedule 6.01	— List of Existing Indebtedness

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Opinion of Foley & Lardner LLP
Exhibit B-2	— Form of Opinion of General Counsel of the Loan Parties
Exhibit C	— Form of Commitment and Acceptance
Exhibit D	— [Intentionally Omitted]
Exhibit E	— List of Closing Documents
Exhibit F-1	— Form of Borrowing Subsidiary Agreement
Exhibit F-2	— Form of Borrowing Subsidiary Termination
Exhibit G	— Form of Subsidiary Guaranty
Exhibit H	— Form of Compliance Certificate
Exhibit I-1	— Form of Borrowing Request
Exhibit I-2	— Form of Interest Election Request

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of August 1, 2012 among FISERV, INC., the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agents and SUNTRUST BANK, SUMITOMO MITSUI BANKING CORPORATION, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, PNC BANK, NATIONAL ASSOCIATION and RBS CITIZENS, NATIONAL ASSOCIATION, as Documentation Agents.

WHEREAS, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of September 29, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Company, the Lenders, the Departing Lenders (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Signature Page.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Company and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by merger or consolidation (where the Company or any of its Subsidiaries is ultimately the surviving or continuing entity), devise, bequest, gift, through a dividend or otherwise), of (a) Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the Control of such Person, (b) any business, going concern or division or segment thereof, or (c) the Property of any other Person other than in the ordinary course of business, provided, however, that no acquisition of substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business. “Acquired” shall have a correlative meaning.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, if applicable and as reasonably determined by the Administrative Agent in accordance with Schedule 2.02, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person (other than a consolidated subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $2,000,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other currency that is (x) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and each of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or any ABR Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by two (2) nationally recognized rating agencies as selected by the Company and agreed to by the Administrative Agent and thereafter disclosed to the Lenders, respectively, applicable on such date to the Index Debt (the “Index Debt Ratings”):

Index Debt Ratings:	Eurocurrency Spread	ABR Spread	Facility Fee Rate
Category 1: Baa1 or BBB+ or higher	1.00%	0%	0.125%
Category 2: Baa2 or BBB	1.10%	0.10%	0.150%
Category 3: Baa3 or BBB-	1.30%	0.30%	0.20%
Category 4: Ba1 or BB+ or lower	1.525%	0.525%	0.225%

For purposes of, and notwithstanding, the foregoing,

(i) if either such rating agencies shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 4;

(ii) if the Index Debt Ratings established or deemed to have been established by such rating agencies shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings;

(iii) if the Index Debt Ratings established or deemed to have been established by such rating agencies shall be changed (other than as a result of a change in the rating system of either rating agency), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.07 or otherwise; and

(iv) each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either rating agency shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit I-1 or such other form as the Administrative Agent may approve from time to time.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Company; (b) during any period of up to three consecutive calendar years commencing on or after the Effective Date, individuals (i) who were directors of the Company on the first day of such period or (ii) whose election or nomination for election to the board of directors of the Company was recommended or approved by at least a majority of directors who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Company; or (c) the Company ceasing to own, directly or indirectly, 100% of the Stock of each Foreign Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase Notice” is defined in Section 2.20.

“Company” means Fiserv, Inc., a Wisconsin corporation.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Computation Date” is defined in Section 2.04.

“Consolidated” means the Company and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event” means:

(i) any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(a) changing the obligations of any Issuing Bank or the Lenders under the relevant Letter of Credit, the Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to any Issuing Bank, the Lenders or the Administrative Agent from that which exists on the Effective Date,

(b) changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or

(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii) force majeure;or

(iii) any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or such Issuing Bank and freely available to the Administrative Agent or such Issuing Bank.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.

“Documentation Agent” means each of SunTrust Bank, Sumitomo Mitsui Banking Corporation, Credit Suisse AG, New York Branch, PNC Bank, National Association and RBS Citizens, National Association in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the consolidated net earnings of such Person in respect of such period, plus the sum of each of the following with respect to such Person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) stock-based non-cash compensation expense, (vii) other non-cash charges and expenses, (viii) fees and expenses incurred during such period in connection with the credit facility evidenced by this Agreement or in connection with an Acquisition permitted hereunder and (ix) cash non-recurring expenses, costs, charges and losses (including those resulting from restructurings, divestitures, severances, discontinued operations and issuance or incurrence of debt) in an aggregate amount not to exceed $20,000,000 during any period of four consecutive fiscal quarters, minus (x) extraordinary gains realized other than in the ordinary course of business and (xi) any cash payments made during such period in respect of the item described in clause (vi) or (vii) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense or other non-cash charge, as applicable, was incurred.

“Effective Commitment Amount” is defined in Section 2.20.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved from time to time by the Administrative Agent and each of the Lenders.

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Company, any Subsidiary or any ERISA Affiliate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal of the Company or any of its

ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability in a material amount or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate (except pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any other Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company or any other Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a) and (d) any withholding tax that is imposed under FATCA.

“Existing Credit Agreement” is defined in the recitals hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the Chief Financial Officer, the Controller, any Assistant Controller, the Treasurer or any Assistant Treasurer, in each case of the Company.

“Financial Statements” is defined in Section 3.12.

“FIN 46 Entity” means any Person the financial condition and results of which, solely due to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (Revised December 2003, and as otherwise amended, restated, supplemented, replaced or otherwise modified from time to time, including by FASB Statement of Financial Accounting Standards No. 167 (June 2009)) the Company is required to consolidate in its financial statements.

“Foreign Currencies” means each Agreed Currency other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn, available and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, without duplication (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business and provided further that the amount of each “Guarantee” shall be the lesser of (a) the amount of the primary obligation with respect thereto or, if not stated, the reasonably expected liability in respect of such primary obligation, and (b) the stated maximum amount of such “Guarantee”.

“Guaranty Ratings Threshold” means that at any time, the Company’s Index Debt is rated (i) at or above A- by S&P and (ii) at or above A3 by Moody’s.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means a bank holding company or a financial holding company, in either case within the meaning of the Bank Holding Company Act.

“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn-outs, agreements providing for the holdback of up to 10% of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement (excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof, provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all Guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include any intercompany indebtedness or any indebtedness that has been defeased, provided that funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such indebtedness.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than Subsidiaries) or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated July 2012 relating to the Company and the Transactions.

“Interest Coverage Ratio” means as of any date, the ratio of (a) the Consolidated EBITDA of the Company for the four consecutive fiscal quarter period ended on such date to (b) Consolidated interest expense of the Company for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit I-2 or such other form as the Administrative Agent may approve from time to time.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time which are then available plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of any date, the ratio of (a) the Consolidated Indebtedness of the Company and the Subsidiaries on such date to (b) Consolidated EBITDA of the Company for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means, with respect to any asset and excluding operating leases, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, it being understood that conversions and continuations of Loans are not Loans hereunder.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(d) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule 2.02.

“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business or assets of the Company and the Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Company and/or its Subsidiaries as disclosed in the Company’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date), (ii) the ability of any Loan Party to perform its obligations under the Loan Documents, or (iii) the ability, due to circumstances not caused by the Administrative Agent or any Lender, of the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender to enforce the Loan Documents against any Loan Party.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means each Domestic Subsidiary (i) which (on an unconsolidated basis and excluding intercompany income statement items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Company, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.07, contributed revenues in an amount greater than ten percent (10%) of the revenues of the Company and its Domestic Subsidiaries on a consolidated basis for the four consecutive fiscal quarter period most recently ended or (ii) which (on an unconsolidated basis and excluding intercompany balance sheet items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Company, for which financial statements have been delivered pursuant to Section 5.07 contributed total assets in an amount greater than ten percent (10%) of the Total Assets of the Company and its Domestic Subsidiaries on a consolidated basis as of the end of each such fiscal quarter most recently ended; provided, however, that no SPE shall be deemed to constitute a “Material Subsidiary” hereunder.

“Maturity Date” means August 1, 2017.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a Consolidated balance sheet of the Company and the Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

“New Bond Indenture” means the Indenture, dated as of November 20, 2007, between the Company, as Issuer, the Subsidiaries party thereto as guarantors and U.S. Bank National Association, as Trustee, as amended or supplemented from time to time.

“New Money Credit Event” means with respect to any Issuing Bank, any increase (directly or indirectly) in such Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any agreement in relation to clause (i), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, any of the Issuing Banks, any indemnified party and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Operating Entity” means (a) any Person, (b) any business or operating unit of a Person (i) which is operated separate and apart from the other businesses and operations of such Person, or (ii) whose products and services are uniquely divisible from the products and services of such Person, or (c) any other line of business or business segment.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but excluding Excluded Taxes.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

“Permitted Sale-Leaseback Transactions” means sales or transfers by the Company or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six (36) months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date hereof and (b) that are material to the business of the Company and its Subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens permitted under Section 6.02(r), exceeds 10.0% of Net Worth. For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Company) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the “Term Loan” under the Term Loan Facility or to the repayment of any Indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the Loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Proposed New Lender” is defined in Section 2.20.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means, with respect to any Person, any of the following, whether direct or indirect: (a) the payment by such Person of any dividend or distribution on any class of stock of such Person, except to the extent payable solely in shares of that class of stock to the holders of such class, (b) the payment by such Person of any distribution on any other type or class of equity interest or equity investment in such Person except to the extent payable in stock of such Person, and (c) any redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of stock of, or other type or class of equity interest or equity investment in, such Person. For all purposes hereof, the amount of any Restricted Payment made through the transfer of property shall be deemed to be the greater of (x) the fair market value of such property (as determined in good faith by the Board of Directors of the Company) and (y) the net book value thereof on the books of the Company or any Subsidiary (as determined in accordance with GAAP), in each case as determined on the date such Restricted Payment is paid, distributed, made or set apart, as the case may be.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the Securities and Exchange Commission of the United States or such other Governmental Authority succeeding to the functions thereof.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any subsidiary or affiliate thereof, on or prior to such date.

“SPE” means any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Company promptly of any such adjustment.

“Stock” means any and all shares, partnership interests, membership interests, warrants, options, rights of conversion, participations or other equivalents (however designated) of equity interests in a Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of such FIN 46 Entity’s Indebtedness have no recourse, directly or indirectly, to the Company or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Company, other than Bastogne, Inc. and any other SPE.

“Subsidiary Guarantor” means each Subsidiary (other than Foreign Subsidiaries) acting as such pursuant to Section 5.11 hereof from time to time (and giving effect to any releases in accordance with the terms hereof) or otherwise. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.13 hereto.

“Subsidiary Guaranty” means that certain Amended and Restated Guaranty dated as of the Effective Date in the form of Exhibit G (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means each of Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

“Term Loan Facility” means the term loan facility evidenced by the Term Loan Facility Agreement.

“Term Loan Facility Agreement” means that certain Loan Agreement dated as of November 9, 2007 by and among the Company and the lenders and agents from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Total Assets” means, as the date of any determination thereof, total assets of a Person calculated in accordance with GAAP on a consolidated basis as of such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words

“herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to, or modification of, GAAP which would require the capitalization of leases characterized as “operating leases” as of the Effective Date (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Sections 5.07(a) and 5.07(c) (and in any event excluding computations by the Company in respect of compliance with Section 6.08) shall be prepared without giving effect to this sentence).

SECTION 1.05. Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” (the “Existing Loans”) made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Revolving Exposures on the Effective

Date, (d) the Existing Loans, if any, of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Commitment” under the Existing

Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder and (e) the Company hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not, subject to fluctuations in currency exchange rates and Section 2.11.2, result in (a) subject to Section 2.04, the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to the Company. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower, or the Company on its behalf) not later than three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the LC Exposure as of the date of each request for the issuance, amendment to increase, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day, and the Administrative Agent shall notify the Company of all such determinations and related computations on such Computation Date.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. Unless otherwise directed by the Company, the Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company promptly of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent;

any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit (or the amendment, renewal or extension of any outstanding Letter of Credit) denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent, the Company and the Issuing Bank issuing such Letter of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if any Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Issuing Bank shall promptly notify the Company of such determination prior to the issuance of any Letter of Credit, and the Company shall, at the request of such Issuing Bank, guaranty and indemnify such Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to such Issuing Bank. The letters of credit issued under the Existing Credit Agreement and identified on Schedule 2.06 shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Company also shall submit a letter of credit application in a form agreed to by the Company in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended to increase the amount, renewed or extended only if (and upon issuance, amendment to increase the amount, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, but allowing for fluctuations in currency exchange rates and subject to Section 2.11.2, (i) subject to Section 2.04, the Dollar Amount of the LC Exposure shall not exceed $350,000,000 and (ii) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that, upon the Company’s request, any such Letter of Credit may have a later expiry date (but in any event not later than one (1) year after the Maturity Date) if cash collateralized or covered by standby letter(s) of credit in compliance with Section 2.06(j) below.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, subject to the conditions to borrowing set forth herein, (i) to the extent such LC Disbursement was made in Dollars, such payment shall, automatically and without notice, be financed with (x) if the LC Disbursement is equal to or greater than $1,000,000, an ABR Revolving Borrowing or, at the Company’s election, a Swingline Loan, or (y) if the LC Disbursement is equal to or greater than $100,000 but less than $1,000,000, a Swingline Loan, in each case in an amount equal to such LC Disbursement or (ii) to the extent such LC Disbursement was made in a Foreign Currency, the Company may request in accordance with Section 2.03 that such payment be financed with a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement, and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Loan or Eurocurrency Revolving Borrowing, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Administrative Agent shall promptly notify the Company prior to payment by the Company, and the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse any Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cover. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) the Company requests the issuance of a Letter of Credit with an expiry date that is later than the expiry date prescribed in clause (c) of this Section 2.06 (an “Extended Letter of Credit”), the Company shall either (A) cover by arranging for the issuance of one or more standby letters of credit issued by an issuer, and otherwise on terms and conditions, satisfactory to the Administrative Agent or (B) deposit cash in an account with the Administrative Agent, in each case in the name of the Administrative Agent and for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and in an amount equal to (1) with respect to a Letter of Credit denominated in Dollars, 100% and (2) with respect to a Foreign Currency Letter of Credit, 105%, in each case of the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be covered or deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to provide such letter(s) of credit cover or deposit such cash collateral shall become effective immediately, and such cover or deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the Exchange Rate on the date notice demanding letter of credit cover or cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.2. Any such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall bear interest, and such deposits shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations; provided that at any time that the money remaining in such account exceeds the LC Exposure by $100,000 or more, the Administrative Agent will, promptly after request therefor by the Company at any time that no Default shall exist, deliver such excess to the Company. If the Company is required to provide an amount of cash collateral or letter of credit cover hereunder as a result of the occurrence of an Event of Default, such amount or letter of credit (to the extent not applied as aforesaid) shall be returned to the Company or the issuer of such letter of credit (as applicable) within three (3) Business Days after all Events of Default have been cured or waived.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has provided letter of credit cover, or deposited cash collateral, pursuant to paragraph (j) above, if such letter of credit was issued, or cash collateral was deposited, in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to any Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Administrative Agent’s currency exchange rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(l) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each

Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date specified in accordance with the terms hereof in the Borrowing Request by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, on the date specified in accordance with the terms hereof in the Borrowing Request to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower maintained in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., Chicago time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a

Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(a) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(b) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifteenth Business Day after the date such Swingline Loan is made.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

SECTION 2.11.1. Voluntary Prepayments.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (other than a prepayment of a Swingline Loan) (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.11.2. Mandatory Prepayments.

If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) exceeds 105% of the Aggregate Commitment, the Borrowers shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings and, if no Borrowings are then outstanding, cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to eliminate any such excess.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily Dollar Amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily Dollar Amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum agreed upon between the Company and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the relevant Issuing Bank during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable promptly after demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. Each Swingline Loan shall bear interest at a rate per annum agreed upon between the Company and the Swingline Lender.

(a) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any interest or fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(c) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its applicable lending office is located and (C) withholding taxes imposed under FATCA) on its loans, letters of credit, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to the Administrative Agent, such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company contemporaneously with any demand for payment hereunder and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions if such Lender or such Issuing Bank fails to notify the Company within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender and such Issuing Bank shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender or such Issuing Bank provided notice thereof to the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Lenders, the Issuing Banks and the Administrative Agent will, at the expense of the Company, cooperate with the Company in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Lenders, the Issuing Bank and the Administrative Agent shall have no obligation to (i) engage in litigation with respect thereto or (ii) disclose any tax return or other confidential information.

(a) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.

(b) The relevant Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank contemporaneously with any demand for payment, and shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(e) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay to any Lender or any Issuing Bank any amount which the Company is liable to withhold due to the failure of such Lender or such Issuing Bank, as the case may be, to file any statement of exemption required by the Code.

(f) Each Lender shall severally indemnify (i) the Administrative Agent, within 30 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Administrative Agent and the Loan Parties, within 30 days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the applicable Loan Party (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(f).

(g) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 1:00 p.m., Chicago time and (ii) in the case of payments denominated in a Foreign Currency, 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion; it being understood that the Administrative Agent shall, to the extent permitted by law, apply any cash collateral to such obligations when due.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or rejects the designation of a Foreign Subsidiary as an Eligible Foreign Subsidiary or (iv) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).

SECTION 2.20. Increase of Commitments. At any time and from time to time, but not more than five (5) times during the term of this Agreement, the Company may request that the Aggregate Commitment be increased; provided that (i) the Aggregate Commitment shall at no time exceed $2,750,000,000 and (ii) such request shall be in a minimum amount of $50,000,000. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than ten (10) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. The Company may notify the Administrative Agent of any financial institution (other than the Company or any Subsidiary or Affiliate of the Company) that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice and any Proposed New Lender shall be reasonably acceptable to the Administrative Agent. The Administrative Agent shall notify the Company and the

Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amount shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, all representations and warranties under Article III shall be true and correct in all material respects as though made on such date or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date (except for representations and warranties for which exceptions thereto have been disclosed in writing to the Administrative Agent and which have been approved in writing by the Required Lenders) and no event shall have occurred and then be continuing which constitutes a Default or Event of Default, (B) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit C, (C) counsel for the Borrowers shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (D) the Borrowers and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. The Administrative Agent shall, with the consent of the Company, reallocate the Revolving Credit Exposures on the effective date of such increase ratably among the Lenders (including new Lenders) after giving effect to such increase. The Company hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loan hereunder on the terms and in the manner as set forth in Section 2.16 hereof. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment at any time.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the relevant Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the relevant Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank which has issued such Letter of Credit, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23. Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Existence and Power. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and each of the Company and its Subsidiaries is in good standing and authorized to do business in each jurisdiction in which the failure so to qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authority. Each Loan Party has full power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other entity action and are in full compliance with its certificate of incorporation, by-laws or other comparable documents. No consent or approval of, or other action by, shareholders or other equity owners of any Loan Party, any Governmental Authority or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, (b) except for the filing of the Loan Documents with the SEC, is required of the Company or any Subsidiary in connection with the execution and delivery by the Company or such Subsidiary of the Loan Documents to which it is a party, or (c) is required as a condition to the enforceability against any Loan Party of the Loan Documents to which it is a party.

SECTION 3.03. Binding Agreements. The Loan Documents constitute the valid and legally binding obligations of the Loan Parties, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

SECTION 3.04. Litigation. (a) Except as set forth on Schedule 3.04 and in the Company’s filings on Forms 10-K, 10-Q or 8-K, there are no actions, suits or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(b) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary (i) which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (ii) which would reasonably be expected to, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

SECTION 3.05. No Conflicting Agreements. (a) Neither the Company nor any Subsidiary is in default under any existing mortgage, indenture, contract, or agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse Effect. No notice to, or filing with, any Governmental Authority is required for the due execution or delivery (except for the filing of the Loan Documents with the SEC promptly thereafter) or performance by any Loan Party of the Loan Documents to which it is a party other than those notices or filings which have been given and filed, as the case may be.

(b) No provision of any existing mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness, in each case binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary, and no provision of any statute, rule, regulation, judgment, decree or order binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by any Loan Party of the terms of, any Loan Document. The execution, delivery or performance by each Loan Party of the terms of each Loan Document to which it is a party will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than any Lien permitted under Section 6.02) upon the Property of the Company or any Material Subsidiary pursuant to the terms of any mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness binding on the Company or any Material Subsidiary or affecting the Property of the Company or any Material Subsidiary.

SECTION 3.06. Taxes. The Company and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Governmental Regulations. Neither the Company nor any Subsidiary nor any corporation controlling the Company or any Subsidiary or under common control with the Company or any Subsidiary is subject to regulation under the Investment Company Act of 1940.

SECTION 3.08. Federal Reserve Regulations; Use of Loan Proceeds. None of the Borrowers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Loan, and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Company and the Subsidiaries. None of the Borrowers have used or will use the proceeds of the Loans for any purpose other than their respective general corporate purposes (including refinancing existing Indebtedness and, in the case of the Company, repurchases of the Company’s Stock, in each case to the extent not inconsistent with the terms hereof).

Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower (i) in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including Regulations U or X of the Board or (ii) to fund any tender offer for, or other Acquisition of, Stock issued by any other Person with a view towards attaining Control of such other Person at a time when the board of directors or other similar managing body of such Person shall not have approved of such attainment of Control.

SECTION 3.09. Disclosure. None of the Information Memorandum, any Loan Document or any material information delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect on the date when made or furnished; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10. Plans. Each Employee Benefit Plan of the Company, each Subsidiary and each ERISA Affiliate is in compliance with ERISA and the Code, where applicable, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company, each Subsidiary and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC has been, or is expected by the Company, any Subsidiary or any ERISA Affiliate to be, incurred by the Company, any Subsidiary or any ERISA Affiliate, except to the extent that such liability, individually or in the aggregate, is not in excess of $100,000,000. Liability, as referred to in this Section 3.10, includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B and 4980D of the Code, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Environmental Matters. Except as set forth in Schedule 3.11 and except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Subsidiary possess all Environmental Permits currently required under applicable Environmental Laws to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in compliance with the terms and conditions of such Environmental Permits, nor has the Company or any Subsidiary received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed; (b) the Company and each Subsidiary is currently, and within applicable statutes of limitation, have been, in compliance with all applicable Environmental Laws; (c)(i) the Company has not received notice of any civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information pending or threatened under any Environmental Law against the Company or any Subsidiary, and (ii) the Company has not received notice of actual or potential liability under any Environmental Law that has not been resolved, including, but not limited to, any liability that the Company or any Subsidiary may have retained or assumed either contractually or by operation of law; (d) as of the date hereof, no property or facility currently, or to the best of the Company’s knowledge, formerly owned, operated or leased by the Company or any present or former Subsidiary, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or CERCLIS, both promulgated under the CERCLA, or on any comparable foreign or state list established under any Environmental Law; (e)(i) there has been no disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by the Company, any Subsidiary or respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor in interest; and (ii) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case, that could reasonably be expected to require investigation, removal, remedial or corrective action by the Company or that would reasonably likely result in liabilities of, or losses, damages or costs to the Company under any Environmental Law; (f)(i) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by the Company, any Subsidiary or respective predecessors in interest except in compliance with Environmental Laws during the period of such ownership, lease or operation, and (ii) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation, except in compliance with Environmental Laws; and (g) no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Company or any Subsidiary under any Environmental Law.

SECTION 3.12. Financial Statements. (a) The Company has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of December 31, 2011, and the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, for the fiscal year then ended (collectively, together with the related notes and schedules, the “Financial Statements”). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect.

(b) Since December 31, 2011, there has been no material adverse change in the financial condition, operations, business or assets of the Company and its Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Company and/or its Subsidiaries as disclosed in the Company’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date).

SECTION 3.13. Material Subsidiaries; Capital Stock. As of the date of this Agreement, each Material Subsidiary of the Company is set forth on Schedule 3.13. The shares of each Material Subsidiary are duly authorized, validly issued, fully paid and, except to the extent that the law of the State of Wisconsin may require assessment of each shareholder of a Material Subsidiary for an amount not exceeding the lesser of the par value of the shares held by such shareholder and the unpaid wages owed by such Material Subsidiary, nonassessable.

SECTION 3.14. Holding Company Status. Neither the Company nor any Subsidiary is a Holding Company.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties and (ii) Charles W. Sprague, General Counsel of the Loan Parties, substantially in the form of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Company for the quarterly period ended March 31, 2012.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) since December 31, 2011, there has been no material adverse change in the financial condition, operations, business or assets of the Company and its Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Company and/or its Subsidiaries as disclosed in the Company’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date).

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions are in full force and effect.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan, and of the Issuing Banks to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than the representations contained in Section 3.04(a) and 3.12(b)) shall be true and correct on and as of the date of such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) or the date of issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Loan or the issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of a Loan or Letter of Credit denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Loan and each issuance, amendment to increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary (which may include inside counsel to such Subsidiary for certain matters), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent or any Lender (including in connection with the Act defined in Section 9.13); and

(e) The Administrative Agent shall have received evidence satisfactory to it that all of such Foreign Subsidiary Borrower’s then existing credit facilities shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans to such Borrower or otherwise permitted to be outstanding pursuant to Section 6.01).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated, been collateralized or otherwise been covered by a letter of credit as permitted herein and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that such Borrower will:

SECTION 5.01. Legal Existence. Except as may otherwise be permitted by Sections 6.03 and 6.04, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Taxes. Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Company and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that (a)(i) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (b) the failure so to do would not have a Material Adverse Effect.

SECTION 5.03. Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with financially sound insurance carriers against at least such risks, and in at least such amounts, as are usually insured against by similar businesses, including business interruption, public liability (bodily injury and property damage), fidelity, workers’ compensation and property insurance, except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Performance of Obligations. Pay and discharge promptly when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, provided that neither the Company nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

SECTION 5.05. Condition of Property. Except as permitted by Sections 6.03 and 6.04 and for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all Property used or useful in the operation of its business (other than Property which is replaced with similar Property), and cause each Subsidiary so to do, except to the extent that the failure to do so would not have a Material Adverse Effect.

SECTION 5.06. Observance of Legal Requirements. Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Financial Statements and Other Information. Furnish to the Administrative Agent:

(a) As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Company’s 10-K in respect of such fiscal year, and (y) (i) the Company’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Company’s auditors, which report shall state that (A) such auditor has audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP (provided that, notwithstanding the foregoing, such report may be with reference to such financial statements which have given effect to the consolidation of any FIN 46 Entities with the Company);

(b) Simultaneously with the delivery of the certified statements required by paragraph (a) of this Section, copies of a certificate of the Company’s auditors (which certificate may be limited to the extent required by accounting rules or guidelines) (i) expressing their opinion that the computations by the Company (which computations shall accompany such certificate and shall be in reasonable detail) show compliance with Section 6.08 and are in accordance with such Section, and (ii) stating that, in making the examination necessary for their audit of the financial statements of the Company for such fiscal year, nothing came to their attention of a financial or accounting nature that caused them to believe that there shall have occurred any condition or event which would constitute a Default or an Event of Default, or, if so, specifying in such certificate all such Defaults or Events of Default and the nature and status thereof;

(c) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Company’s 10-Q in respect of such fiscal quarter, and (y) (i) the Company’s Consolidated Balance Sheet as of the end of such quarter, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows for (A) such quarter, and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to normal year-end and audit adjustments);

(d) (i) Simultaneously with the delivery of the financial statements required by Section 5.07(c), a certificate of a Financial Officer of the Company certifying that no Default or Event of Default shall have occurred and be continuing or, if so, specifying in such certificate all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 6.08, and (ii) simultaneously with the delivery of the financial statements required by Section 5.07(a) or 5.07(c), as the case may be, a Compliance Certificate, as of the fiscal period then ended, certified by a Financial Officer of the Company;

(e) Upon an executive officer of the Company becoming aware thereof, prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Company or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Company or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse Effect;

(f) Upon an executive officer of the Company becoming aware thereof, prompt written notice of the occurrence of (i) each Default, and (ii) each Material Adverse Effect;

(g) Upon the forwarding thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so furnished;

(h) Promptly after either rating agency providing a rating for the Index Debt pursuant to the definition of “Applicable Rate” shall have publicly announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(i) Promptly after request therefor, such other information relating to the financial condition or business of the Company, the Subsidiaries and the FIN 46 Entities, as the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender at any time or from time to time may reasonably request.

Each report and other document required to be delivered by the Company pursuant to subparagraphs (a), (b), (c), (d)(i), (d)(ii) and (g) of this Section 5.07 shall be deemed to have been delivered on the date upon which the Company notifies the Administrative Agent that such report or other document has been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such report or document may be readily viewed and printed. The Administrative Agent shall promptly furnish to each Lender a copy (in the form received) of each notice or other information provided to the Administrative Agent under this Section 5.07.

SECTION 5.08. Records. At all reasonable times, upon reasonable prior notice and at the sole cost and expense of the Administrative Agent and the Lenders, permit representatives of the Administrative Agent and each Lender to discuss the affairs of the Company and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Company and each Subsidiary with the Company’s auditors.

SECTION 5.09. Authorizations. Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, except where the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Disaster Recovery Program.

Maintain, and cause each Subsidiary to maintain, a “disaster recovery program” which conforms to and complies with all laws, rules and regulations, and all industry standards for businesses of the type engaged in by the Company and the Subsidiaries, and keep such disaster recovery program in a current status at all times, in each case except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11. Subsidiary Guaranty.

(a) Guarantors. As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) after the end of each fiscal quarter, the Company shall provide the Administrative Agent with written notice of any Domestic Subsidiary that has become a Material Subsidiary during such fiscal quarter, such notice setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Person that is a Material Subsidiary to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to such Material Subsidiary for certain matters) in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Release.

(i) If any Subsidiary Guarantor ceases to be a Material Subsidiary (excluding any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in subsection (ii) below), the Company may provide the Administrative Agent with written notice thereof, and, upon receipt by the Administrative Agent of such notice, such Domestic Subsidiary shall no longer be a Subsidiary Guarantor and shall be automatically released from the Subsidiary Guaranty and its obligations thereunder shall be terminated; provided that such Domestic Subsidiary shall remain subject to the Subsidiary Guarantor requirements of subsection (a) above, if applicable. The obligations of all Subsidiary Guarantors under the Subsidiary Guaranty shall be automatically released and terminated when the Company achieves the Guaranty Ratings Threshold; provided that at any time the Company does not maintain the Guaranty Ratings Threshold, the obligations and requirements of any Subsidiary to be a Subsidiary Guarantor and to enter into the Subsidiary Guaranty, all pursuant to the terms and conditions of this Agreement, shall once again be fully effective upon the forty-fifth (45th) day after the date upon which the Company ceases to maintain the Guaranty Ratings Threshold.

(ii) Any Subsidiary Guarantor (including any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in this subsection (ii)) shall be released from the Subsidiary Guaranty upon the Company’s written request to the Administrative Agent, provided, however, that, (x) any such release of a Material Subsidiary shall only be permitted hereunder if, and effective upon, all of the assets (or substantially all of the assets) of, or all of the equity interests (or substantially all of the equity interests) in, a Material Subsidiary are being sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and (y) if at the time of any release of any Subsidiary Guarantor (based on the financial statements delivered pursuant to Section 5.07 for the most recently ended fiscal quarter prior to such release and calculated for the most recently ended four consecutive fiscal quarter period) the aggregate amount of the revenues of such Subsidiary Guarantor and all Domestic Subsidiaries that are not Subsidiary Guarantors (on a consolidated basis) at such time exceeds forty percent

(40%) of the revenues of the Company and its Domestic Subsidiaries, on a consolidated basis, for the four consecutive fiscal quarter period most recently ended, then the Company shall, contemporaneously with such release, cause sufficient Domestic Subsidiaries to become Subsidiary Guarantors to eliminate such excess.

(c) Other Requirements. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 5.11(b)), the Company shall not permit any Subsidiary to guaranty the obligations under the New Bond Indenture or the Term Loan Facility, regardless of whether such Subsidiary is a “Material Subsidiary”, unless such Subsidiary shall become a Subsidiary Guarantor.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated, been collateralized or otherwise been covered by a letter of credit as permitted herein and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01. Subsidiary Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents, (ii) the obligations and any other Indebtedness under the Term Loan Facility, and (iii) the obligations and any other Indebtedness under the New Bond Indenture;

(b) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 (including any extensions, renewals, refinancings, amendments, supplements, refundings, modifications or replacements of such Indebtedness (or, in the case of guarantees set forth on such Schedule, guarantees in respect of any extension, renewal, refinancing, amendment, supplement, refunding, modification or replacement of the guaranteed indebtedness), to the extent that the principal amount thereof shall not be increased);

(c) Indebtedness in respect of capital and operating leases, and Permitted Sale-Leaseback Transactions;

(d) purchase money Indebtedness in connection with the acquisition of fixed or capital assets;

(e) Indebtedness to the Company or any Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary or the Company to the extent that such Indebtedness is not prohibited hereby; and

(f) other Indebtedness, provided that, immediately after giving effect thereto, the aggregate sum of all Indebtedness (without duplication) under this Section 6.01(f) (i) would not exceed 15.0% of Net Worth and (ii) subject to the preceding clause (i), to the extent secured by Liens, would be permitted under Section 6.02(l), (m), (o), (p) and/or (r).

SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Company or any Subsidiary, or permit any Subsidiary so to do, except any one or more of the following types of Liens:

(a) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(b) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(e) Liens consisting of attachments, judgments or awards against the Company or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any Subsidiary;

(f) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operation of the business of the Company or any Subsidiary;

(g) Liens existing on the Effective Date and securing Indebtedness or other obligations of the Company or, to the extent permitted by Section 6.01, of the Subsidiaries;

(h) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary;

(i) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.02 would violate Regulation U of the Board, as amended;

(j) purchase money Liens on Property hereafter acquired by the Company or any Subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the Lien secured thereby shall attach only to the Property so acquired and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (j));

(k) Liens in respect of capital leases permitted by Section 6.01 and Permitted Sale-Leaseback Transactions;

(l) Liens on the Property of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

(m) Liens on Property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry.

(o) Liens securing Securitized Indebtedness in an aggregate principal amount not in excess of $250,000,000 at any one time outstanding;

(p) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (g), (j), (l) and (m) of this Section 6.02, to the extent that the principal amount secured by such Lien at such time is not increased and provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property and proceeds thereof), and

(q) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.02, and

(r) other Liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this Section 6.02(r) would not exceed 10.0% of Net Worth as determined at the time of, and immediately after giving effect to, the issuance of such Lien.

SECTION 6.03. Asset Sales. Other than in connection with Permitted Sale-Leaseback Transactions or one or more transactions contemplated by Sections 6.04(a) or 6.04(b), sell, assign (other than a collateral assignment intended for security), transfer or otherwise dispose of, in one transaction or a series of related transactions, or permit any Material Subsidiary so to do, all or a substantial part of the consolidated assets of the Company and the Subsidiaries taken as a whole.

SECTION 6.04. Mergers and Acquisitions. Consolidate or merge into or with any Person, or make any Acquisition, or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any Material Subsidiary so to do, except as follows:

(a) any Subsidiary may merge into or be Acquired by a Loan Party, provided that (i) such Loan Party is the survivor or transferee thereof (and in a transaction involving the Company, the Company is the survivor or transferee thereof), and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist;

(b) any Subsidiary may merge into or be Acquired by another Subsidiary;

(c) Acquisitions of one or more Operating Entities or Properties, provided that immediately before and after giving effect to each such Acquisition under this Section 6.04(c), (1) no Default shall or would exist, and (2) all of the representations and warranties contained in Article III (other than Sections 3.04(a) and 3.12) shall be true and correct as if then made (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such date); and

(d) any Subsidiary may merge into or be Acquired by any Person (other than a Loan Party or Subsidiary), provided that (i) such transaction is not prohibited by Section 6.03 and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist.

SECTION 6.05. Pari Passu Obligations. The obligations of each Loan Party under the Loan Documents shall at all times rank not lower than pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Loan Party, except for those obligations that are mandatorily preferred by law, including by operation of bankruptcy, insolvency, liquidation or similar laws of general application.

SECTION 6.06. Transactions with Affiliates. Become, or permit any Material Subsidiary to become, a party to any transaction with any Affiliate of the Company (excluding any direct or indirect wholly-owned Subsidiary of the Company) on a basis materially less favorable to the Company or such Material Subsidiary in any material respect than if such transaction were not with an Affiliate of the Company.

SECTION 6.07. Restricted Payments. Make any Restricted Payment, or permit any Subsidiary so to do, except any one or more of the following Restricted Payments:

(a) Restricted Payments made by the Company, provided that (i) immediately before and after giving effect thereto no Event of Default shall or would exist, and (ii) immediately after giving effect thereto, the Company would be in pro-forma compliance with Section 6.08; and

(b) Restricted Payments by any Subsidiary, provided that no Restricted Payment made to any holder of a minority interest in the Stock thereof shall be greater, on a pro rata basis, than the amount received by the Company and the other Subsidiaries in respect thereof.

SECTION 6.08. Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter to be greater than: 3.5 to 1.0; or

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty of any Loan Party in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any final version of any report, certificate or other document delivered on or after the date hereof, shall prove to have been incorrect in any material respect when made;

(d) (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or in Article VI or (ii) except as permitted herein, any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void by any Loan Party, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after an executive of such Loan Party being aware of such failure;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming or being declared due prior to its scheduled maturity or (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company or any Subsidiary and the same shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 consecutive days;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would have a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the occurrence of an Event of Default under and as defined in the New Bond Indenture;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided, no such delegation shall serve as a release of the Administrative Agent or waiver by any Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of, such consent not to be unreasonably withheld) the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention of Thomas Hirsch, Executive Vice President and Chief Financial Officer and Russ Kohl, Senior Vice President, Tax & Treasury (Facsimile No. (262) 879-5318), with a copy to, in the case of any notice of Default or Event of Default, Charles W. Sprague, Executive Vice President and General Counsel (Facsimile No. (262) 879-5532);

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita R. Siao (Telecopy No. (888) 292-9533) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 9th Floor, Chicago, Illinois 60603, Attention of Richard Barritt (Telecopy No. (312) 386-7633);

(iii) if to an Issuing Bank, to it at (a) JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Stacy Slaton (Telecopy No. (312) 385-7107) or (b) in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Company and the Administrative Agent;

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita R. Siao (Telecopy No. (888) 292-9533); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this

Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from its obligations under Article X (other than with respect to any Borrower ceasing to be a Borrower in accordance with this Agreement) or, unless required by the terms of this Agreement, all or substantially all of the Subsidiary Guarantors from, their obligations under the Subsidiary Guaranty, in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(d) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Company, the Administrative Agent will notify the Company of its intent to contact such outside counsel, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement at any time during a Default, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the enforcement and performance of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates (b) a dispute among the Lenders not arising from a Default or (c) such Indemnitee’s or any of its Affiliates’ material breach of the Loan Documents.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof), provided that no consent of the Company shall be required (but notice to the Company shall be required) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.;

(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Company described in Section 108(e)(4) of the Code; and

(F) the assignee shall not be the Company or any Subsidiary or Affiliate of the Company.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Company described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(d) and (g) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, promptly after any such set off and application, such Lender or Affiliate shall give notice thereof to the Company. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority, (c) to the extent required (i) by applicable laws or regulations or (ii) by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries. In the event of disclosure pursuant to clause (c)(ii) above, the applicable disclosing Person shall, to the extent practicable and not prohibited by applicable law, rule or regulation, notify the Company in writing of such required disclosure. For the purposes of this Section, “Information” means all information which is received from the Company relating to the Company, its Subsidiaries or Affiliates or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article X, of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives, other than as set forth in this Article X, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company under this Article X shall not be affected by: (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement (other than to the extent provided for in any express, written release, amendment, modification or waiver with respect to any of this Article X made in accordance with Section 9.02); (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FISERV, INC., as the Company

By	/s/ Thomas J. Hirsch

Name: Thomas J. Hirsch
Title: Executive Vice President

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Richard Barritt

Name: Richard Barritt
Title: Associate

BANK OF AMERICA, N.A., individually as a Lender and as a Syndication Agent

By	/s/ Irene Bertozzi Bartenstein

Name: Irene Bertozzi Bartenstein
Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually as a Lender and as a Syndication Agent

By	/s/ Thomas Danielson

Name: Thomas Danielson
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as a Syndication Agent

By	/s/ Caroline V. Krider

Name: Caroline V. Krider
Title: Senior Vice President and Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Syndication Agent

By	/s/ Gregory Strauss

Name: Gregory Strauss
Title: Director

[OTHER AGENTS AND LENDERS],

Signature Page to Amended and Restated Credit Agreement

Fiserv, Inc.

The undersigned Departing Lender hereby acknowledges and
agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the Loan
Documents executed in connection therewith and will not be a party to this Agreement.

[DEPARTING LENDER], as a Departing Lender

By
Name:
Title:

2

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$200,000,000

BANK OF AMERICA, N.A.	$200,000,000

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$200,000,000

U.S. BANK NATIONAL ASSOCIATION	$200,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$200,000,000

SUNTRUST BANK	$117,500,000

SUMITOMO MITSUI BANKING CORPORATION	$117,500,000

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$105,000,000

PNC BANK, NATIONAL ASSOCIATION	$105,000,000

RBS CITIZENS, NATIONAL ASSOCIATION	$105,000,000

THE NORTHERN TRUST COMPANY	$80,000,000

TORONTO DOMINION (TEXAS) LLC	$80,000,000

BMO HARRIS BANK N.A.	$75,000,000

ROYAL BANK OF CANADA	$60,000,000

BRANCH BANKING AND TRUST COMPANY	$45,000,000

KEYBANK NATIONAL ASSOCIATION	$45,000,000

THE HUNTINGTON NATIONAL BANK	$40,000,000

COMERICA BANK	$25,000,000

AGGREGATE COMMITMENT	$2,000,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

2

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Number	Amount	Account Party	Beneficiary	Expiry Date
CPCS-756201	$12,500,000	Fiserv, Inc.	Entergy Services, Inc.	10/05/12

SCHEDULE 3.04

LIST OF LITIGATION

None.

SCHEDULE 3.11

LIST OF ENVIRONMENTAL MATTERS

None.

SCHEDULE 3.13

LIST OF MATERIAL SUBSIDIARIES

Each of the following entities is a Subsidiary Guarantor (Material Subsidiaries are in bold-faced type):

Material Subsidiaries:

CheckFree Services Corporation, a Delaware corporation

Fiserv Solutions, Inc., a Wisconsin corporation

Information Technology, Inc., a Nebraska corporation

Other Subsidiary Guarantors:

BillMatrix Corporation, a Delaware corporation

Fiserv Investment Solutions, Inc., a Delaware corporation

ITI of Nebraska, Inc., a Nebraska corporation

SCHEDULE 6.01

LIST OF EXISTING INDEBTEDNESS

Indebtedness	Entity	Limits

Public Debt

U.S. Bank National Association	Fiserv, Inc.	$2,250MM

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrowers:	Fiserv, Inc. and certain Foreign Subsidiary Borrowers

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Amended and Restated Credit Agreement dated as of August 1, 2012 among Fiserv, Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%
$	$	%
$	$	%

Effective Date:                , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:]

FISERV, INC.

By:
Title:

2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.07 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vi) it does not bear a relationship to any Borrower described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

OPINION OF COUNSEL OF FOLEY & LARDNER LLP

August 1, 2012	ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 012474-0132

The Lenders (as defined below) party from time to time to the Credit Agreement (as defined below), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

Re: Fiserv, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 4.01(b) of the Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Fiserv, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders (in such capacity, the “Agent”), and the various other parties thereto. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as special counsel for the Opinion Parties (as defined below) in connection with the preparation, execution and delivery of the Credit Agreement, the Notes and the Subsidiary Guaranty (as defined below).

In that connection, we have examined:

1. The Credit Agreement;

2. Each promissory note dated as of the date hereof, if any, made by the Borrower and payable to the order of a Lender, as contemplated by Section 2.10(d) of the Credit Agreement (the “Notes”);

3. The Amended and Restated Guaranty dated as of the date hereof in favor of the Agent (the “Subsidiary Guaranty”) made by each of:

(i) Fiserv Solutions, Inc., a Wisconsin corporation (“Solutions”);

(ii) CheckFree Services Corporation, a Delaware corporation (“CheckFree”);

(iii) BillMatrix Corporation, a Delaware corporation (“BillMatrix”);

(iv) Fiserv Investment Solutions, Inc., a Delaware corporation (“Investment Solutions”);

(v) ITI of Nebraska, Inc., a Nebraska corporation (“ITI”); and

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

August 1, 2012

(vi) Information Technology, Inc., a Nebraska corporation (“Information Technology” and, together with the Borrower, Solutions, CheckFree, BillMatrix, Investment Solutions and ITI, the “Opinion Parties”; the Opinion Parties other than the Borrower are referred to herein collectively as the “Guarantors”) (the Subsidiary Guaranty, together with the Credit Agreement and the Notes, the “Loan Documents”);

4. The organizational documents of each Opinion Party;

5. Certificates, dated July 25, 2012, of the Wisconsin Department of Financial Institutions with respect to the Borrower and Solutions;

6. Certificates, dated July 25, 2012, of the Delaware Secretary of State with respect to Investment Solutions, CheckFree and BillMatrix; and

7. Certificates, dated July 26, 2012, of the Nebraska Secretary of State with respect to ITI and Information Technology.

We have also examined the originals, or copies certified to our satisfaction, of such records of the Opinion Parties, certificates of public officials and of officers or other representatives of the Opinion Parties, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates and opinions of the Opinion Parties or their respective officers or other representatives or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Loan Documents by each of the parties thereto other than the Opinion Parties.

Our opinions expressed below are limited to the laws of the States of New York and Wisconsin and the Federal law of the United States in effect on the date hereof as they presently apply. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

We note that various issues concerning (among other things) certain corporate matters are addressed in the opinion dated the date hereof of Charles W. Sprague, Executive Vice President, General Counsel and Secretary of the Borrower and counsel to each of the Guarantors, separately provided to you, and we express no opinion with respect to those matters (and we have, with your permission, relied in this opinion on such opinion of Charles W. Sprague as to such matters without independent verification of the substance of such opinion).

In rendering this opinion, we have, with your permission, and without investigation, verification or inquiry, (i) relied as to all factual matters on the representations, warranties and

August 1, 2012

certifications of the parties set forth in the Credit Agreement, each of the other Loan Documents and each of the certificates delivered pursuant thereto and (ii) assumed that:

a.	Each of the other parties to the Loan Documents, other than the Opinion Parties, is duly organized and validly existing under the laws of its jurisdiction of organization;

b.	Each of the parties to the Loan Documents has the necessary right, power, and authority to execute and deliver, and perform its obligations under, the Loan Documents; the transactions therein contemplated have been duly authorized by all parties thereto; the Loan Documents have been duly executed, delivered, and accepted by all parties thereto, other than the Opinion Parties; and the Loan Documents constitute the legal, valid, and binding obligations of all parties thereto, other than the Opinion Parties;

c.	There is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Loan Documents or that would have an effect on the opinions expressed herein; there are no judgments, decrees, or orders that impair or limit the ability of any Opinion Party to enter into, execute, and deliver and perform, observe, and be bound by the Loan Documents and the transactions contemplated therein; all material terms and conditions of the relevant transactions are correctly and completely reflected in the Loan Documents; and there has been no waiver of any of the provisions of the Loan Documents by conduct of the parties or otherwise;

d.	All natural persons who are signatories to the Loan Documents or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Loan Documents and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion; and

e.	Each Opinion Party has received adequate consideration with respect to the execution and delivery of the Loan Documents.

Based upon the foregoing and upon such investigation as we have deemed necessary, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the following opinion:

August 1, 2012

1. Based solely on a certificate of the Wisconsin Department of Financial Institutions, each of the Borrower and Solutions is a corporation validly existing under the laws of the State of Wisconsin, has filed its most recent required annual report and has not filed articles of dissolution with the Wisconsin Department of Financial Institutions. Based solely on a certificate of the Delaware Secretary of State, each of Investment Solutions, BillMatrix and CheckFree is a corporation duly incorporated and in good standing under the laws of the State of Delaware. Based solely on a certificate of the Nebraska Secretary of State, each of Information Technology and ITI is a corporation duly incorporated and in existence under the laws of the State of Nebraska.

2. Based solely on a review of the signature pages of the Borrower to the Credit Agreement and the Notes and an incumbency certificate dated the date hereof of the Borrower, the Credit Agreement and the Notes have been duly executed and (assuming physical delivery of the Borrower’s signature pages to the other parties to the Credit Agreement and the Notes) delivered on behalf of the Borrower. Based solely on a review of the signature pages of the Guarantors to the Subsidiary Guaranty and incumbency certificates dated the date hereof of each Guarantor, the Subsidiary Guaranty has been duly executed and (assuming physical delivery of the Guarantors’ signature pages to the other parties to the Subsidiary Guaranty) delivered on behalf of each Guarantor.

3. The Credit Agreement is, and after giving effect to the borrowings evidenced thereby the Notes will be, the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms. The Subsidiary Guaranty is the valid and binding obligation of each Guarantor enforceable against such Guarantor in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

(a) Our opinions in paragraph 3 above as to enforceability are subject to the effect of any applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally.

(b) Our opinions in paragraph 3 above as to enforceability are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), and limitations on the availability of specific performance, injunctive relief, and other equitable remedies.

(c) Our opinions in paragraph 3 above as to enforceability are subject to the possibility that certain rights, remedies, waivers, and other provisions of the Loan Documents may not be enforceable; nevertheless, such unenforceability will not render the Loan Documents invalid as a whole or substantially interfere with the practical realization of the principal benefits purported to be provided thereby.

August 1, 2012

(d) We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Loan Documents with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Opinion Parties to the extent expressly set forth herein).

(e) We have made no examination of, and express no opinion as to whether or not the Opinion Parties are in compliance with any representations or warranties, affirmative or negative covenants, or other obligations contained in the Loan Documents.

(f) We express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.01(b) of the Credit Agreement, and is being rendered solely for the benefit of the addressees hereof. This opinion may not be used or relied upon for any other purpose, or relied upon by any other party in each case without our prior written consent.

Very truly yours,

FOLEY & LARDNER LLP

EXHIBIT B-2

OPINION OF GENERAL COUNSEL OF THE COMPANY

August 1, 2012

The Lenders (as defined below) party from time to time to the Credit Agreement (as defined below), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

Re: Fiserv, Inc.

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Fiserv, Inc., a Wisconsin corporation (the “Borrower”), and in such capacities I, or lawyers under my supervision, have acted as internal counsel to the Borrower, Fiserv Solutions, Inc., a Wisconsin corporation (“Solutions”), CheckFree Services Corporation, a Delaware corporation (“CheckFree”), BillMatrix Corporation, a Delaware corporation (“BillMatrix”), Fiserv Investment Solutions, Inc., a Delaware corporation (“Investment Solutions”), ITI of Nebraska, Inc., a Nebraska corporation (“ITI”), and Information Technology, Inc., a Nebraska corporation (“Information Technology” and, together with the Borrower, Solutions, CheckFree, BillMatrix, Investment Solutions, and ITI, the “Opinion Parties”; the Opinion Parties other than the Borrower are referred to herein collectively as the “Guarantors”) in connection with:

(i) the Amended and Restated Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Borrower, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders, and the various other parties thereto;

(ii) each promissory note dated as of the date hereof, if any, made by the Borrower and payable to the order of a Lender, as contemplated by Section 2.10(d) of the Credit Agreement (the “Notes”); and

(iii) the Amended and Restated Guaranty dated as of the date hereof (the “Guaranty”) made by the Guarantors in favor of the Administrative Agent.

Capitalized definitional terms not otherwise defined herein shall have the same meanings assigned to them in the Credit Agreement, unless the context otherwise requires. This opinion is delivered to you pursuant to Section 4.01(b) of the Credit Agreement. In connection with rendering this opinion, I, or lawyers under my supervision, have examined the following documents:

a)	The Credit Agreement;

b)	The Notes;

c)	The Guaranty (together with the Credit Agreement and the Notes, the “Loan Documents”);

d)	The organizational documents of each Opinion Party;

e)	Certificates, dated July 25, 2012, of the Wisconsin Department of Financial Institutions with respect to the Borrower and Solutions;

f)	Certificates, dated July 25, 2012, of the Delaware Secretary of State with respect to Investment Solutions, CheckFree and BillMatrix;

g)	Certificates, dated July 26, 2012, of the Nebraska Department of State with respect to ITI and Information Technology;

h)	Resolutions of the Board of Directors of each Opinion Party, authorizing its respective officers to enter into the Loan Documents to which it is a party; and

i)	Such other documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Opinion Parties) as I have considered necessary for purposes of this opinion.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, certified or otherwise. I have assumed the due execution and delivery, pursuant to due authorization, of the Loan Documents by each of the parties thereto other than the Opinion Parties.

Insofar as this opinion relates to factual matters, information with respect to which is in the possession of the Opinion Parties, I have made inquiries to the extent I believe reasonable with respect to such matters, and have relied upon representations made to me by one or more officers, employees or other representatives of the Opinion Parties, and nothing has come to my attention leading me to question the accuracy of such information.

I express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Wisconsin and the Federal law of the United States of America.

I note that various issues concerning (among other things) certain enforceability matters are addressed in the opinion dated the date hereof of Foley & Lardner LLP, special counsel to the Opinion Parties, separately provided to you, and I express no opinion with respect

2

to those matters (and I have, with your permission, relied in this opinion on such opinion of Foley & Lardner LLP as to such matters without independent verification of the substance of such opinion).

Based on the foregoing I am of the opinion that:

1.	The execution and delivery by each Opinion Party of the Loan Documents to which it is a party and the performance by such Opinion Party of its obligations thereunder and the borrowings therein provided for, the Borrower’s issuance of the Notes and performance of each and all of the matters and things therein provided are within the corporate power of the Borrower and the Guarantors, as the case may be, and do not (a) conflict with or result in any violation of such Opinion Party’s organizational documents, (b) to the best of my knowledge after due inquiry, violate any applicable law, regulation, decree, order, judgment or injunction, the violation of which would have a Material Adverse Effect, or (c) to the best of my knowledge after due inquiry, conflict with, result in a breach of, or constitute a default under, any agreement which breach or default would have a Material Adverse Effect.

2.	Each Opinion Party has authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with such Opinion Party’s organizational documents. No consent or approval of, or other action by, shareholders of an Opinion Party or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by such Opinion Party of the Loan Documents to which it is a party, (b) except for the filing by the Borrower with the SEC of the Loan Documents to which it is a party, is required of such Opinion Party in connection with the execution and delivery by such Opinion Party of the Loan Documents to which it is a party, or (c) is required as a condition to the enforceability against such Opinion Party of the Loan Documents to which it is a party.

3.	There is no litigation or governmental proceeding pending, or to the best of my knowledge, threatened against the Borrower or any Subsidiary which could reasonably be expected to (i) except as disclosed in the Borrower’s filings with the SEC on Forms 10-K, 10-Q or 8-K prior to the date hereof, have a Material Adverse Effect; (ii) impair the validity or enforceability of any Loan Document; or (iii) materially impair the ability of any Opinion Party to perform its obligations under the Loan Documents.

4.	No Opinion Party is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

With respect to my opinion set forth in clause (c) of opinion paragraph 1, I have not reviewed, and express no opinion on, (i) financial covenants or ratios or similar provisions requiring financial calculations, or any restriction or limitation expressed as an amount or percentage, or determinations to ascertain whether there is any breach of or default under any

3

such provisions or (ii) provisions relating to the occurrence of a “material adverse effect” or words of similar import.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and I assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to my attention or any changes in laws that may hereafter occur or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is provided solely for your benefit and for the benefit of your permitted transferees under the Credit Agreement and is not to be relied upon for any purposes other than in respect of the Credit Agreement or by any other person without my express written consent.

[remainder of page intentionally left blank]

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FISERV, INC.

Charles W. Sprague Executive Vice President, General Counsel, and Secretary

EXHIBIT C

FORM OF COMMITMENT AND ACCEPTANCE

Dated [                    ]

Reference is made to the Amended and Restated Credit Agreement dated as of August 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Fiserv, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the financial institutions party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A. in its capacity as contractual representative for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.20 of the Credit Agreement, the Company has requested an increase in the Aggregate Commitment from $                 to $            . Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i)                     ,          and (ii) the date on which the conditions precedent set forth in Section 2.20 in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, the Company, the Administrative Agent and                      (the “Accepting Bank”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $                     to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2. The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender]

3. The Company hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties under Article III of the Credit Agreement shall be true and correct in all material respects as though made on such date or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date (except for representations and warranties for which exceptions thereto have been disclosed in writing to the Administrative Agent and which have been approved in writing by the Required Lenders) and (b) no event shall have occurred and then be continuing which constitutes a Default or an Event of Default.

4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FISERV, INC.,
as the Company

By:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

COMMITMENT	ACCEPTING BANK

$	[BANK]

By:
Title:

3

EXHIBIT D

[INTENTIONALLY OMITTED]

EXHIBIT E

LIST OF CLOSING DOCUMENTS

FISERV, INC.

CERTAIN FOREIGN SUBSIDIARY BORROWERS

CREDIT FACILITIES

August 1, 2012

LIST OF CLOSING DOCUMENTS

A. LOAN DOCUMENTS

1.	Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Fiserv, Inc., a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $2,000,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.04	—	List of Litigation
Schedule 3.11	—	List of Environmental Matters
Schedule 3.13	—	List of Material Subsidiaries; Capital Stock
Schedule 6.01	—	List of Existing Indebtedness

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Foley & Lardner LLP
Exhibit B-2	—	Form of Opinion of General Counsel of the Loan Parties
Exhibit C	—	Form of Commitment and Acceptance
Exhibit D	—	[Intentionally Omitted]
Exhibit E	—	List of Closing Documents
Exhibit F-1	—	Form of Borrowing Subsidiary Agreement
Exhibit F-2	—	Form of Borrowing Subsidiary Termination
Exhibit G	—	Form of Subsidiary Guaranty
Exhibit H	—	Form of Compliance Certificate
Exhibit I-1	—	Form of Borrowing Request
Exhibit I-2	—	Form of Interest Election Request

2.	Notes executed by the Company in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(d) of the Credit Agreement.

3.	Amended and Restated Guaranty executed by the initial Subsidiary Guarantors (collectively with the Borrowers, the “Loan Parties”) in favor of the Administrative Agent

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State of the jurisdiction of its organization, since the date of the certification thereof by such secretary of state, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Company) authorized to request Borrowing or an LC Disbursement under the Credit Agreement.

5.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

C. OPINIONS

6.	Opinion of Foley & Lardner LLP, counsel for the Loan Parties.

7.	Opinion of Charles W. Sprague, General Counsel for the Loan Parties.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

8.	A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the Company set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

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EXHIBIT F-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [            ], among Fiserv, Inc., a Wisconsin corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [                    ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 1, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [                    ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).][INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

FISERV, INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT F-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

[                    ]

[                    ]

Attention: [                    ]

[Date]

Ladies and Gentlemen:

The undersigned, Fiserv, Inc. (the “Company”), refers to the Amended and Restated Credit Agreement dated as of August 1, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                    ] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Borrowing Subsidiary under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

FISERV, INC.

By:
Name:
Title:

Copy to:	JPMorgan Chase Bank, N.A.

10 South Dearborn Street

Chicago, Illinois 60603

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EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (this “Guaranty”) is made as of August 1, 2012, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, but subject to Section 25 hereof, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Credit Agreement referred to below.

WITNESSETH

WHEREAS, FISERV, INC., a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers parties thereto (the “Foreign Subsidiary Borrowers” and, together with the Company, the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”), and JPMORGAN CHASE BANK, N.A., in its capacity as contractual representative (the “Administrative Agent”) for itself and the other Lenders, have entered into a certain Amended and Restated Credit Agreement dated as of August 1, 2012 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), pursuant to which the Existing Credit Agreement (as defined in the Credit Agreement) has been amended and restated in its entirety;

WHEREAS, the Credit Agreement, among other things, re-evidences the Company’s outstanding obligations under the Existing Credit Agreement and provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrowers;

WHEREAS, certain of the Initial Guarantors guaranteed the payment of the Borrowers’ obligations under the Existing Credit Agreement pursuant to the Guaranty dated as of September 29, 2010 (the “Existing Guaranty”);

WHEREAS, each Initial Guarantor party to the Existing Guaranty wishes to affirm its obligations under the terms of the Existing Guaranty with respect to amounts owing by the Borrowers under the Credit Agreement and wishes to amend and restate the terms of the Existing Guaranty;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to Section 5.11 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrowers;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct in all material respects on the date such Guarantor becomes a party hereto. Each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable each of the Borrowers to, fully comply with those covenants and agreements of such Borrower applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3. Reaffirmations and Guaranty. Each Initial Guarantor party to the Existing Guaranty affirms its obligations under, and the terms and conditions of, the Existing Guaranty and agrees that such obligations remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Initial Guarantor party to the Existing Guaranty acknowledges and agrees with the Administrative Agent that the Existing Guaranty is amended, restated, and superseded in its entirety pursuant to the terms hereof. Furthermore, each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Credit Agreement, (ii) any obligations of any Borrower to reimburse LC Disbursements (“Reimbursement Obligations”), (iii) all other amounts payable by any Borrower or any of its Subsidiaries under the Credit Agreement and the other Loan Documents and (iv) the punctual and faithful performance, keeping, observance, and fulfillment by any Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations, including without limitation the Lenders, the Issuing Banks, the Swingline Lender and the Lenders, being referred to collectively as the “Holders of Obligations”). Upon (x) the failure by any Borrower, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith promptly after demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 4. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (unless released from its obligations pursuant to Section 25):

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

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(B) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of such Borrower or any other guarantor of any of the Guaranteed Obligations;

(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

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(J) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Unless earlier terminated pursuant to Section 25, each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement or any other Loan Document (including a payment effected through an exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to a settlement entered into by a Credit Party in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated but if currency control or exchange regulations are imposed in the country which issues such currency with the result such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations. Furthermore, as contemplated by Article X of the Credit Agreement, if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Obligation in any such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Guarantors shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

SECTION 6. General Waivers; Additional Waivers.

(A) General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand (except as otherwise provided herein) or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

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(B) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices and demands (except if such notice or demand is specifically required to be given to such Guarantor hereunder or under the Loan Documents) to which each Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Holders of Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Holders of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Obligations (provided that nothing herein shall prevent the assertion of any claim by separate suit or compulsory counterclaim); (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

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(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Obligations; or (b) any election by the Administrative Agent and the other Holders of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations, any Issuing Bank or the Administrative Agent now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations, any Issuing Bank and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to the Holders of Obligations or any Issuing Bank or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights as a result of payment of the Guaranteed Obligations, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal, interest and other amounts from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other similar action or proceeding, then, and in any such event (such events being herein referred

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to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness for borrowed money of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that during the occurrence of an Event of Default, except as otherwise permitted by the Credit Agreement, until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

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(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement.

SECTION 9. Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under the Credit Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Company at the address of the Company set forth in the Credit Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

SECTION 12. No Waivers. No failure or delay by the Administrative Agent or any other Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Obligations and their respective successors and permitted assigns; provided, that (subject to Section 25) no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Required Lenders (or, if all or substantially all of the Guarantors are proposing to assign, all of the Lenders), and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

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SECTION 14. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 15. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

(B) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN SUCH ACTION.

(C) TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION 17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 18. Taxes, Expenses of Enforcement, etc.

(A) Taxes.

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(i) All payments by any Guarantor to or for the account of any Lender, any Issuing Bank, the Administrative Agent or any other Holder of Obligations hereunder or under any promissory note or application for a Letter of Credit shall be made free and clear of and without deduction for any and all Taxes (other than Excluded Taxes). If any Guarantor shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to any Lender, any Issuing Bank, the Administrative Agent or any other Holder of Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 18(A)) such Lender, any Issuing Bank, the Administrative Agent or any other Holder of Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent a copy of a receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Guaranty (“Other Taxes”).

(iii) The Guarantors hereby agree to indemnify the Administrative Agent, each Issuing Bank, each Lender and any other Holder of Obligations for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 18(A), but in any event excluding all Excluded Taxes) paid by the Administrative Agent, such Issuing Bank, such Lender or such other Holder of Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, such Issuing Bank, such Lender or such other Holder of Obligations makes demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

(iv) By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(d) and (g) of the Credit Agreement.

(B) Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Holders of Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Obligations) paid or incurred by the Administrative Agent or any other Holder of Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Holders of Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 19. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations (including the Administrative Agent) may, without prior notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations or the Administrative Agent to any

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Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations (including the Administrative Agent) or any of their respective affiliates (but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party). Promptly after any such appropriation and application, such Holder of Obligations shall give notice thereof to the applicable Guarantor.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations (including the Administrative Agent).

SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Obligations

11

(including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Obligations under Section 2.18 of the Credit Agreement, such Holder of Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

SECTION 25. Release. The Guarantors shall be released from this Guaranty and their obligations hereunder shall be terminated to the extent permitted, and in accordance with, Section 5.11(b) of the Credit Agreement.

Remainder of Page Intentionally Blank.

12

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Amended and Restated Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[INITIAL GUARANTORS TO COME]

By:
Name:
Title:

13

Acknowledged and Agreed

as of the date first written above:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

14

ANNEX I TO GUARANTY

Reference is hereby made to the Amended and Restated Guaranty (the “Guaranty”) made as of August 1, 2012 by and among [NAME INITIAL GUARANTORS] (the “Initial Guarantors” and along with any additional Subsidiaries of the Company, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all material respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this                      day of                     , 20        .

[NAME OF NEW GUARANTOR]

By:
Its:

15

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A.,

as Administrative Agent

[                    ]

[                    ]

Attention: [                    ]

Re:	Amended and Restated Credit Agreement, dated as of August 1, 2012, by and among Fiserv, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

With respect to the financial statements delivered herewith, I hereby certify, to the best of my knowledge, that such financial statements have been prepared in accordance with GAAP (without footnotes and subject to audit and year-end adjustments in the case of quarterly financial statements).

Attached is a worksheet containing calculations required to establish the following as of the fiscal quarter ended            , 20        :

Leverage Ratio is     .        :1.00.

Interest Coverage Ratio is     .        :1.00.

In addition, I hereby certify that, to the best of my knowledge, no condition or event has occurred and is continuing which would constitute a Default or an Event of Default, [except as follows:

SPECIFY ALL SUCH VIOLATIONS, CONDITIONS AND EVENTS AND THE NATURE AND STATUS THEREOF]

FISERV, INC.

By:
Name:
Title:

WORKSHEET

[The form of the Worksheet to be agreed to by the Company and the Administrative Agent]

2

EXHIBIT I-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn

Chicago, Illinois 60603

Attention: [                    ]

Facsimile: [                    ]]

With a copy to:

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]

Re:	Fiserv, Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fiserv, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] specifies the following information with respect to such Revolving Borrowing requested hereby:

1.	Name of Borrower:

2.	Aggregate principal amount of Borrowing:

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurocurrency):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):

6.	Agreed Currency:

7.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

[Signature Page Follows]

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and] 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

[FISERV, INC., as the Company]
[FOREIGN SUBSIDIARY BORROWER, as a Borrower]

By:
Name:
Title:

EXHIBIT I-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn

Chicago, Illinois 60603

Attention: [            ]

Facsimile: ([__]) [__]-[            ]]

Re:	Fiserv, Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fiserv, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Revolving Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] specifies the following information with respect to such conversion requested hereby:

1.	List Borrower, date, Type, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurocurrency):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):

6.	Agreed Currency:

[Signature Page Follows]

Very truly yours,

[FISERV, INC., as the Company]
[FOREIGN SUBSIDIARY BORROWER, as a Borrower]

By:
Name:
Title:

D-1